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                                                                                                               Exhibit 12.1


                                              Alliance Capital Management L.P.
                                      Consolidated Ratio of Earnings to Fixed Charges
                                                       (in Thousands)

                                    Three Months Ended                               Years Ended
                                  ----------------------   ------------------------------------------------------------------
                                   March 31,   March 31,   December 31,   December 31, December 31, December 31, December 31,
                                     2001        2000         2000           1999          1998         1997        1996
                                   ---------   ---------   ------------   ------------ ------------ ------------ ------------

Earnings:
   Income Before Income
        Taxes..................      161,994      181,112      709,345      528,820      348,712      147,762      207,590
   Other.......................        1,941          (55)       3,525        7,448        5,362          643        1,002
   Fixed Charges...............       12,589       14,122       44,244       22,587        7,586        2,968        1,923
                                     -------      -------      -------      -------      -------      -------      -------
Total Earnings                       176,524      195,179      757,144      558,855      361,660      151,373      210,515
                                     =======      =======      =======      =======      =======      =======      =======

Fixed Charges:
   Interest Expense............       12,589       14,122       44,244       22,587        7,586        2,968        1,923
   Estimate of Interest
   Component in Rent
   Expense(1)..................           --           --           --           --          --            --           --
                                     -------      -------      -------      -------      -------      -------      -------
Total Fixed Charges............       12,589       14,122       44,244       22,587        7,586        2,968        1,923
                                     =======      =======      =======      =======      =======      =======      =======
Consolidated Ratio of Earnings
to Fixed Charges...............        14.02        13.82        17.11        24.74        47.67        51.00       109.47


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     1  Alliance Capital Management L.P. has not entered into financing leases during these periods.
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